Exhibit 10.1

COVIA EXECUTIVE SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

I.INTRODUCTION

The Company has established this Plan effective May 23, 2019 (“Effective Date”), for the benefit of certain Employees.  The purpose of this Plan is to allow the Employer to provide severance payments and benefits to Employees who are terminated from employment (referred to as “you”) without Cause or on account of a Constructive Termination. The legal rights and obligations of any Person having an interest in this Plan are determined solely by the provisions of this Plan, as interpreted by the Plan Administrator.

All Employees that meet the eligibility requirements set forth below are eligible for benefits under this Plan.  Nothing in this Plan will be construed to give you the right to continue in the employment of the Employer.  This Plan is unfunded, has no trustee, and is administered by the Plan Administrator. This Plan is intended to be (A) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, 29 U.S.C. §1002(2) and (B) exempt from the substantive provisions of ERISA as an unfunded plan maintained for the purposes of providing benefits for “a select group of management or highly compensated employees” under Sections 201(2), 301(a)(3), and 401(a)(1), of ERISA, 29 U.S.C. §§1059(2), 1081(a)(3), and 1101(a)(1), and will be maintained, interpreted, and administered accordingly.

Except as expressly set forth herein, this Plan supersedes all prior severance payment plans, policies, agreements and practices, whether formal or informal, written or unwritten, of the Employer; provided, however, subject to Section IV.I. (No Duplication of Benefits), this Plan shall not supersede or alter your rights under any plan, policy or agreement under which you may receive compensation or benefits in connection with (A) a change in control (as defined by such other plan, policy or agreement) which occurred prior to the Effective Date or (B) the business combination on June 1, 2018 whereby Fairmount Santrol Holdings Inc. merged into a wholly-owned subsidiary of the Company (then known as Unimin Corporation).

II.DEFINITIONS

For purposes of this Plan:

A.

“Acknowledgement & Agreement” means an agreement provided by the Employer in which you acknowledge your participation in this Plan and agree to be bound by the terms and conditions of this Plan, including, but not limited to, the Restrictive Covenants.

B.	“Benefits Continuation Period” means the period during which the benefits described in Section IV.F (Health Coverage) will be provided as set forth on Appendix A or Appendix B, as applicable.
C.

“Bonus Plan” means the Covia Short-Term Incentive Plan, the Covia Holdings Corporation 2018 Omnibus Incentive Plan and/or such other annual bonus or short-term incentive plan applicable to the Employee, including any award agreement issued thereunder, or such successor bonus plan(s) applicable to the Employee.

D.

“Cause” means your: (1) fraud, theft or any other material violation of law in connection with your duties or in the course of your employment with the Employer; (2) intentional neglect of duties and responsibilities to the Company and/or Employer; (3) failure to comply with the terms of this Plan or any written material employment policy of the Employer which the Employer reasonably determines has had or is likely to have a material adverse effect on the Employer; (4) willful or illegal misconduct or grossly negligent conduct that is materially injurious to the Employer, monetarily or otherwise; (5) failure to comply with any material provision of the code of ethics of the Employer; (6) breach of any fiduciary duty owed to the Employer; (7) material misrepresentation or dishonesty in connection with your duties or in the course of your employment with the Employer which the Employer reasonably determines has had or is likely to have a material adverse effect on the Employer; (8) breach of any material provision of this Plan or any other contract between you and the Employer; (9) involvement in any act of moral turpitude that in the reasonable opinion of the Employer has a materially injurious effect on the Employer, monetarily or otherwise; or (10) failure to follow a direct, reasonable and lawful order from your supervisor, the Employer’s Chief Executive Officer or the Company’s Board of Directors within the reasonable scope of your employment, which failure is not remedied within 30 days after written notice to you.

E.	“Change in Control” shall be deemed to have occurred if:
(1)

any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(2)

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(3)

consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in paragraph (1) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(4)

a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any amount hereunder that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under this Plan for purposes of payment of such compensation unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

F.	“Change in Control Period” means the period commencing four months before the effective date of a Change in Control and ending 24 months after the effective date of a Change in Control.
G.	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor, and the regulations promulgated thereunder.
H.	“Company” means Covia Holdings Corporation, a Delaware corporation, its successors and assigns and any corporation which shall acquire substantially all its assets.
I.	“Committee” means the Compensation Committee of the Board of Directors of the Company or its designee.
J.

“Constructive Termination” means the occurrence of one or more of the following: (1) any material adverse change or material diminution of your authority, duties, responsibilities or the level within the Employer to which you have a direct reporting relationship; (2) a reduction in your base salary of greater than 3%; (3) a reduction in your short-term incentive bonus target opportunity by more than 10% (unless such reduction is due to a proportionate reduction in short-term incentive bonus to all Employees holding the same position as you); or (4) a material change in the geographic location at which you are employed with the Employer (which, for purposes of this Plan, means relocation of the offices of the Employer at which you are principally employed to a location more than 50 miles from the location of such offices immediately prior to the relocation).  Notwithstanding the foregoing, the Employee will not be deemed to have terminated due to Constructive Termination unless (a) Employee provides written notice to the Employer of the existence of one of the conditions within 60 days after the Employee has knowledge of the initial existence of the condition, (b) the Employer fails to remedy the condition so identified within 30 days after receipt of such notice, (c) the Employee notifies the Employer within 30 days of the expiration of the Employer’s period to remedy the condition, and (d) the Employee terminates employment within 90 days after the Employee provides written notice to the Employer of the existence of the condition referred to in clause (a).

K.	“Disability” means that you become disabled within the meaning of the Company’s long‑term disability plan applicable to you.
L.

“Employee” is any employee of Employer who (i) holds a title at or above the vice president level, (ii) has been selected by the Committee to participate in this Plan and (iii) who executes and delivers to the Employer an Acknowledgement & Agreement.

M.

“Employer” means the Company and its direct and indirect subsidiaries; provided, however, you understand and agree that you shall have no employer-employee relationship with the Company or with any of its subsidiaries for whom you do not actually work as an employee.

N.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
O.	“Group” means the Company, the Employer and their respective direct and indirect subsidiaries and each of their respective predecessors and successors.
P.

“Group Business” means the operation of any line of business within the Group that, for the calendar year immediately preceding the calendar year in which your employment with the Employer terminates, generated gross revenues in excess of $500,000, which business shall include the operation of a non-metallic mineral mining and processing business serving customers in the oil and gas, glass, ceramics, coatings, foundry, polymers, construction, water filtration, or sports and recreation industries.

Q.

“Pay” means your annualized (1) base salary plus (2) short-term incentive target bonus opportunity, if any, both as in effect on your termination date and prior to any reduction that constitutes a Constructive Termination.

R.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.

S.	“Plan” means this Covia Executive Severance Plan, as amended from time to time.
T.	“Plan Administrator” means the Committee or, pursuant to Section VIII (Plan Administration), the Person, committee or entity to whom its authority under this Plan is delegated.
U.

“Release/Severance Agreement” means the comprehensive release and discharge of the Company, the Employer and all affiliated Persons from any and all claims, demands and causes of action relating to your employment with the Employer and termination thereof including all provisions and terms normally used by the Company in its severance agreements, other than as to any vested benefits to which you may be entitled under any Employer benefit plan, which will be in such form as may be prescribed by the Employer. The execution and non-revocation of any Release/Severance Agreement will be subject to Section VI (Compliance with Code Section 409A).

V.	“Restricted Area” means the 50-mile radius surrounding any location in which a member of the Group is conducting the Group Business on the date your employment with the Employer terminates.
W.	“Restriction Period” means the period as set forth on Appendix A or Appendix B, as applicable.
X.	“Restrictive Covenants” means the restrictive covenant obligations set forth in Section V (Restrictive Covenants) of this Plan.
Y.	“You” or “you” means an Employee.

III.ELIGIBILITY

A.	When You Are Eligible

You will be eligible to participate in this Plan if you meet the eligibility requirements set forth below and are an Employee on the date your employment is involuntarily terminated by the Employer without Cause or your employment terminates due to a Constructive Termination.

You are eligible for Plan benefits (as described in Section IV (Plan Benefits) below) if:

1.	You were employed by the Employer;
2.	Your employment is terminated by the Employer for any reason other than for Cause, including upon a Constructive Termination;
3.	You sign (except in the case of death where) and do not revoke the Release/Severance Agreement; and
4.	You agree to comply with the Restrictive Covenants.

The foregoing in no way limits the right of the Employer to terminate your employment and provide severance under other circumstances, in each case, as determined by the Employer in its sole and absolute discretion.

B.	When You Are Not Eligible

Notwithstanding Section III.A. (When You Are Eligible) above, you are not eligible for Plan benefits in any of the following circumstances:

1.	You voluntarily resign, including retirement, or abandon your employment for any reason or no reason;
2.	You die or terminate employment on account of a Disability;
3.	You are discharged involuntarily for Cause, or the Employer discovers within the six month period following your employment termination date that you engaged in conduct that constitutes Cause;
4.

Your termination of employment is related to a corporate transaction, such as a sale of assets (including the sale of a division or business unit) or a sale of stock, and you are offered employment by another entity involved in the transaction and such employment would not constitute a right to Constructive Termination;

5.	You are provided but do not execute, or you revoke, the Acknowledgement and Agreement; and
6.	You are provided but do not execute, or you revoke, the Release/Severance Agreement or you fail to comply with the Restrictive Covenants.

Notwithstanding any provision of this Plan to the contrary, the Company, in its sole discretion and acting as this Plan sponsor and not as a fiduciary, reserves the right to determine if you satisfy the eligibility requirements and conditions set forth in this Plan.

IV.PLAN BENEFITS

A.	Severance Pay
1.

Outside of a Change in Control Period.  If your termination occurs outside of a Change in Control Period, you will be entitled to the severance pay commensurate with your title as of your termination date and prior to any reduction that constitutes Construction Termination, as is set forth in Appendix A.

2.

During a Change in Control Period.  If your termination occurs during a Change in Control Period, you will be entitled to the severance pay commensurate with your title as of your termination date and prior to any reduction that constitutes Construction Termination, as is set forth in Appendix B.

B.	Bonus Plan Payment
1.

Outside of a Change in Control Period.  If your termination occurs (a) outside of a Change in Control Period and you are a participant in the Bonus Plan on your termination date and prior to any reduction that constitutes a Constructive Termination and (b) on or after September 1, you will be entitled to the prorated portion of any Bonus Plan payment that would have been earned (based on the payout percentage as in effect on your termination date commensurate with your title and prior to any reduction that constitutes Constructive Termination and actual performance) for the fiscal year in which your termination of employment occurs.  For the sake of clarity, the Bonus Plan payment will be prorated based on the number of days you were employed by the Employer from the beginning to the end of the applicable performance period, as established in accordance with the terms of the Bonus Plan.  If your termination occurs (c) outside of a Change in Control Period and (d) before September 1, no Bonus Plan payment or other short-term incentive payment will be payable to you under this Plan for the fiscal year in which your termination of employment occurs.

2.

During a Change in Control Period.  If your termination occurs during a Change in Control Period and you are a participant in the Bonus Plan on your termination date and prior to any reduction that constitutes a Constructive Termination, you will be entitled to the prorated portion of any Bonus Plan payment that would have been earned at the target amount (based on the payout percentage as in effect on your termination date commensurate with your title and prior to any reduction that constitutes Constructive Termination) for the fiscal year in which your termination of employment occurs.  For the sake of clarity, the Bonus Plan payment will be prorated based on the number of days you were employed by the Employer from the beginning to the end of the applicable performance period, as established in accordance with the terms of the Bonus Plan.

C.	Outplacement Assistance Services

You will be entitled to outplacement assistance services commensurate with your title as of your termination date and prior to any reduction that constitutes Constructive Termination, as is set forth in Appendix A or Appendix B, as applicable.  The Employer shall cover the costs associated with the outplacement assistance services you are entitled to receive under this Plan.

D.Payment

The severance pay and any Bonus Plan payment will be subject to withholding for all federal, state and local tax or other applicable taxes.  The severance pay and any Bonus Plan payment will be reduced by amounts paid by the Employer that relates to severance or separation benefits.  If you are placed on leave prior to your termination date pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”) (or any state or local statute concerning notice, severance or separation benefits), all or a portion of the severance pay and any Bonus Plan payment you may be entitled to receive shall be considered to be payments provided pursuant to WARN (or similar state or local law).  In that event, any payment of severance pay and any Bonus Plan payment that you may receive shall be reduced dollar-for-dollar by payments required to be made to you pursuant to WARN (or similar state or local law) and all other severance benefits otherwise provided to you under this Plan will be offset by benefits provided pursuant to WARN (or similar state or local law).  Your accrued paid time off hours, less any hours used up through your termination of employment, will be treated in accordance with the Employer’s paid time off policies as in effect on your termination date.  .

Severance pay and any Bonus Plan payment will be made from the general assets of the Employer. The severance pay determined under Section IV.A. (Severance Pay) and any Bonus Plan payment made under Section IV.B.2 (Bonus Plan Payment; During a Change in Control Period) will be paid in a lump sum within 30 days after the later of (1) the date of your termination of employment and (2) the date on which a Release/Severance Agreement executed by you and delivered to the Employer becomes irrevocable.  Any Bonus Plan payment made under Section IV.B.1 (Bonus Plan Payment; Outside of a Change in Control Period) will be paid in a lump sum within 30 days after the later of (1) the date on which the Employer makes Bonus Plan payments to its active employees and (2) the date on which a Release/Severance Agreement executed by you and delivered to the Employer becomes irrevocable.  All payments will be made subject to the Employer receiving a Release/Severance Agreement executed by you that you do not subsequently revoke.

E.	Equity Treatment

The terms of the Company’s and/or Employer’s equity compensation plans and award agreements govern your rights to equity awards, if any, upon the termination of your employment for any reason.

F.	Health Coverage

The Employer shall provide you (and your dependents, if applicable), until the last day of the calendar month in which the Benefits Continuation Period ends, continued medical, dental and vision coverage under the Employer’s health plans through COBRA at the active employee rate, provided that you elect COBRA coverage; provided, however, such subsidized coverage may be provided to you on an after-tax basis (i.e., the Employer contributions to your coverage may be taxable to you).  Following the Benefits Continuation Period any COBRA continuation coverage will be at the full COBRA rate for any period remaining under COBRA. Notwithstanding the foregoing, the Employer reserves the right to restructure the foregoing continued coverage arrangement in any manner as determined by the Employer in its sole and absolute discretion, which shall include a reimbursement arrangement or a lump sum payment equal to the value of the benefits you would otherwise have received.  The COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with continued health coverage pursuant to this Section IV.F. (Health Coverage).

G.	Death or Disability

Notwithstanding Section III.A. (When You Are Eligible) above, if you otherwise meet the eligibility requirements of this Plan and die or terminate employment on account of a Disability, you will not be eligible for any benefits set forth in this Section IV (Plan Benefits), but will be entitled to a prorated short-term incentive Bonus Plan payment for the fiscal year in which your employment terminated due to death or Disability, based on actual performance and prorated based on the number of days you were employed during the applicable fiscal year relative to the total number of days in the fiscal year.  Any pro rata Bonus Plan payment made to you will be paid in accordance with the terms of the Bonus Plan.

H.	Non-Benefit Bearing Payments

Any payments hereunder will not be used or considered in the computation or accrual of benefits under any other benefit plan or program except to the extent explicitly permitted in such plan or program.  In the event that you die before receiving all of the payments or services due to you under this Plan, any remaining payments will be paid to your estate and all services shall terminate without the provision of any additional services or cash value to your estate.

I.	No Duplication of Benefits

In the event you are entitled to benefits under this Plan (as described in this Section IV (Plan Benefits)) and to severance benefits under any other plan, policy or agreement of or with the Company and/or Employer (except as contemplated in Section IV.E. (Equity Treatment)), you will be eligible to receive the greater of the aggregate benefits payable under this Plan or the aggregate benefits payable under such other plan, policy or agreement, with no duplication of benefits between this Plan and such other plan, policy or agreement.  Further, your participation in this Plan shall not otherwise bar or limit your participation in any such other plan, policy or agreement.

J.	Company Recoupment of Benefits

This Plan and the benefits provided hereunder are subject to any written recoupment policies of the Company and any right or obligation the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.  Any such policy or right or obligation may subject this Plan and any amounts paid or realized with respect to this Plan made pursuant to this Plan to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur.

V.RESTRICTIVE COVENANTS

In consideration for your eligibility to participate in this Plan, and as a condition for your entitlement to the Plan benefits set forth herein, you agree to comply with the following Restrictive Covenants while you are employed by the Employer and, as set forth below, following the termination of your employment.

A.	Confidentiality

You recognize and acknowledge that, by reason of your relationship to the Group, you have had and will continue to have access to confidential information of the Group, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the entities (“Confidential Information”). You acknowledge that such Confidential Information is a valuable and unique asset and covenants that, except as permitted in Section V.E. (Reports to Government Entities), you will not, either during or after your employment with or provision of service to the Group disclose or use any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Employer; unless such information is in the public domain through no fault of your own or except as may be required by law.

B.	Non-Competition

You agree that, while you are employed by the Employer and continuing until the end of the Restriction Period, you will not, without the prior written approval of the Company, whether alone or as a partner, officer, director, consultant, independent contractor, agent, employee, or stockholder of any Person, company, business or other commercial enterprise, directly or indirectly, within the Restricted Area own, manage, operate, control, be employed by or render services to any Competitor (as defined in your Acknowledgement & Agreement) or Person, firm, corporation or other entity, in whatever form, engaged in any Group Business.  This provision shall not prevent you from owning up to 1.0% of the total shares of all classes of stock outstanding of any publicly traded entity engaged in such business, nor will it restrict you from rendering services to charitable organizations, as such term is defined in Section 501(c) of the Code.  The foregoing prohibitions also will not prevent your employment or engagement by any Person, company, business or other commercial enterprise, as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the Group Business or for any Competitor (as defined in your Acknowledgement & Agreement).

C.	Non-Solicitation
1.

Company Personnel.  During your employment with the Employer and during the Restriction Period, you agree that you will not, either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Group, or solicit or attempt to solicit any such person to change or terminate his or her relationship with the Group or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than 12 months shall have elapsed between the last day of such person’s employment or service with the Group and the first date of such solicitation or hiring or attempt to solicit or hire.  If any employee, consultant or independent contractor is hired or solicited by any entity that has hired or agreed to hire you, such hiring or solicitation shall be conclusively presumed to be a violation of this Section V.C. (Non-Solicitation).
2.

Customers. During your employment with the Employer and during the Restriction Period, you agree that you will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Group for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Group during your employment with the Employer.

D.	Non-Disparagement

Except as provided in Section V.E. (Reports to Government Entities), you agree that, in communications with persons other than the Group, you shall not make any negative comments or disparaging remarks, in writing, orally or electronically, about any of the Group or their respective directors, officers, products and/or services.  Notwithstanding the foregoing, this Section shall not be construed to prohibit or restrain any criticism or other statements made in communications exclusively between or among the Group or their respective employees, agents or representatives to the extent such communications or statements are made in the ordinary course of business or in the discharge by you of your duties and responsibilities on behalf of the Group. Your obligations under this Section shall continue after your termination of employment with or provision of service to the Group.

E.	Reports to Government Entities.

Nothing in this Plan restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  However, to the maximum extent permitted by law, you agree to waive your right to receive any individual monetary relief from the Group resulting from such claims or conduct, regardless of whether the Participant or another party has filed them, and in the event you obtain such monetary relief, the Group will be entitled to an offset against the award underlying this Plan.  This Plan does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.  You do not need the prior authorization of the Company to engage in conduct protected by this Section, and you do not need to notify the Company that engaged you have engaged in such conduct.  You are hereby notified that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.  Pursuant to the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of any of the Group that is made by you (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

F.	Post-Termination Cooperation

You agree that, while you are employed by the Employer and following the termination of your employment, you will cooperate with the Employer as reasonably needed to transition your employment and related projects, including any legal proceedings that may arise related to your employment as reasonably requested by the Employer.  Unless compelled to do so by lawfully-served subpoena or court order, or to the extent it is germane to the enforcement of your rights under this Plan and only as a necessary part of any proceedings under Section VII (Claims Procedure) below, you agree not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney’s representative (including a private investigator), current or former employee, member of the media (including print, television, radio or electronic media), or relating to any pending or threatened lawsuit, investigation or other matter about which you have knowledge or information, except in cooperation with a Group member.  If contacted to provide any such statement, testimony, information or other communication, you agree to promptly notify the Company’s General Counsel, except to the extent you are prevented from doing so by law, regulation or court or administrative order.

Your cooperation (including pursuant to Section V.A. (Confidentiality)) during your employment and during your Restriction Period shall be without additional compensation (other than reimbursement for reasonable associated expenses).  If your cooperation (including pursuant to Section V.A. (Confidentiality)) is required after your Restriction Period has ended, then you shall be compensated for time spent at an hourly rate representative of your base salary as in effect on your termination date, plus all reasonable associated expenses.

G.	Equitable Remedies

The restrictions contained in this Section V (Restrictive Covenants) are necessary for the protection of the business and goodwill of the Group and are considered by you to be reasonable for such purpose.  You agree that your breach of the restrictions is likely to cause the Group substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Plan without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. You hereby waive the adequacy of a remedy at law as a defense to such relief.

VI.	COMPLIANCE WITH CODE SECTION 409A

This Plan is intended to meet the requirements of the separation pay plan exemption or the short-term deferral exception under Code section 409A. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Code section 409A, then this Plan will be operated in compliance with the applicable requirements of Code section 409A. Any payment from this Plan that is subject to the requirements of Code section 409A may only be made in a manner and upon an event permitted by Code section 409A, including the requirement that deferred compensation payable to a “specified employee” of a publicly traded company be postponed for six months after separation from service. Payments upon termination of employment may only be made upon a “separation from service” under Code section 409A.

All reimbursements and in-kind benefits provided under this Plan will be made or provided in accordance with the requirements of Code section 409A, including, where applicable, the following requirements:

A.	Any reimbursement will be for expenses incurred during your lifetime (or during a shorter period of time specified in this Plan).
B.

The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.

C.	The reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred.
D.	The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Each payment made under this Plan will be treated as a separate payment for purposes of Code section 409A, and the right to a series of installment payments under this Plan will be treated as a right to a series of separate payments for purposes of Code section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Plan.  In no event may the timing of your execution of the Release/Severance Agreement, directly or indirectly, result in you designating the calendar year during which a payment under this Plan may commence, and if a payment that is subject to execution of the Release/Severance Agreement could commence in more than one taxable year, the payments will commence in the later taxable year.

VII.CLAIMS PROCEDURE

A.	Adverse Benefit Determinations

If you have been denied Plan benefits, but you believe that you are eligible to receive Plan benefits, then you may contest the administration of the benefits by completing and filing a written claim for reconsideration with the Plan Administrator within one year of the date of termination of your employment. If the Plan Administrator denies a claim in whole or in part, then the Plan Administrator will provide notice to you, in writing, within 60 days after the claim is filed, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension will be furnished to you prior to the termination of the initial 60-day period. The extension will not exceed a period of 60 days from the end of the initial period of time and the extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit decision.

B.	Denial of Claim Notice

The written notice of a denial of a claim will set forth, in a manner calculated to be understood by you:

1.	The specific reason or reasons for the denial;
2.	Reference to the specific Plan provision(s) on which the denial is based;
3.	A description of any additional material or information necessary for you to perfect the claim and an explanation as to why such information is necessary; and
4.

An explanation of this Plan’s claims procedure and the time limits applicable to such procedures, including a statement of your right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

C.	Appeal of Adverse Benefit Determinations

You or your duly authorized representative will have an opportunity to appeal a claim denial to the Plan Administrator for a full and fair review. You or your duly authorized representative may:

1.	Request a review upon written notice to the Plan Administrator within 60 days after receipt of a notice of the denial of a claim for benefits;

2.	Submit written comments, documents, records, and other information relating to the claim for benefits; and
3.	Examine this Plan and obtain, upon request and without charge, copies of all documents, records, and other information relevant to your claim for benefits.

The Plan Administrator’s review will take into account all comments, documents, records, and other information submitted by you or your duly authorized representative relating to the claim, without regard to whether such information was submitted or considered by the Plan Administrator in the initial benefit determination. A determination on the review by the Plan Administrator will be made not later than 60 days after receipt of a request for review, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension will be furnished to you prior to the termination of the initial 60-day period. The extension will not exceed a period of 60 days from the end of the initial period and the extension notice will indicate the special circumstances requiring an extension of time and the date on which the Plan Administrator expects to render the determination on review.

D.	Appeal Determination Notice

The written notice of the determination of the Plan Administrator will set forth, in a manner calculated to be understood by you:

1.	The specific reason or reasons for the decision;
2.	Reference to the specific Plan provision(s) on which the decision is based;
3.	Your right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and
4.	A statement of your right to bring a civil action under section 502(a) of ERISA.
E.	Actions Following Final Determination

No Person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Plan Administrator. If you or another interested Person challenges a decision of the Plan Administrator, then a review by the court of law will be limited to the facts, evidence, and issues presented to the Plan Administrator during the claims procedure set forth above. Facts and evidence that become known to you or the other interested Person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised with the Plan Administrator will be deemed waived.  Any lawsuit seeking benefits or to enforce or clarify rights under this Plan must be filed by the earlier of: (1) six months following the date the terminated employee’s claim is denied in accordance with the claims procedure set forth above or (2) 24 months after the claimant knew or reasonably should have known of the principal facts on which the claim is based.  However, no Person shall have the right or authority for any action to be brought, heard or arbitrated as a class or collective action, or in a representative or private attorney general capacity on behalf of a class of Persons or the general public.  No class, collective or representative actions are thus allowed and any person bringing an action under this Plan must proceed on an individual basis.

VIII.PLAN ADMINISTRATION

The Plan Administrator may delegate to any Person, committee or entity any or all of its power or duties under this Plan.  All references in this Plan to the “Plan Administrator” shall be deemed to include those to whom authority is delegated pursuant to this Plan.  The authority and duties of the Plan Administrator are described in this Section VIII (Plan Administration) and in such charters or other documents as may be adopted from time to time.

The Plan Administrator will be the sole judge of the application and interpretation of this Plan, and will have the discretionary authority to construe the provisions of this Plan, to resolve disputed issues of fact, and to make determinations regarding eligibility for benefits (other than determinations under “Eligibility” that are reserved to the Employer).  Notwithstanding the foregoing, the Plan Administrator will also have the discretionary authority described above when appropriate in its role as claims administrator and to fulfill its duties under Section VII (Claims Procedure) above.  The Plan Administrator will correct any defect, reconcile any inconsistency, or supply any omission with respect to this Plan.  The decisions of the Plan Administrator in all matters relating to this Plan that are within the scope of the Plan Administrator’s respective authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.

IX.SECTION 4999

Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that (A) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Employer (pursuant to the terms of this Plan or otherwise) (“Payments”) would be subject to the excise tax imposed by section 4999 of the Code (“Excise Tax”), and (B) the reduction of the amounts payable to you under this Plan to the maximum amount that could be paid to you without giving rise to the Excise Tax (“Safe Harbor Cap”) would provide you with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to you under this Plan shall be reduced (but not below zero) to the Safe Harbor Cap.  To the extent necessary to fall within the Safe Harbor Cap, the amounts payable or benefits to be provided to you will be reduced such that the economic loss to you as a result of the reduction is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.  For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Plan (and no other Payments) shall be reduced.  If the reduction of the amounts payable hereunder would not result in a more favorable after-tax result to you, no amounts payable under this Plan shall be reduced pursuant to this provision.

Any determination required under this Article IX shall be made in writing in good faith by an accounting firm, law firm or other expert selected by the Company (“Experts”), which shall provide detailed supporting calculations to the Company and you as requested by the Company or you. The Company and you shall provide the Experts with such information and documents as the Experts may reasonably request in order to make a determination under this Article IX. For purposes of making the calculations and determinations required by this Article IX, the Experts may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Experts’ determinations shall be final and binding on the Company and you. The Company shall be responsible for all fees and expenses incurred by the Experts in connection with the calculations required by this Article IX.

X.	AMENDMENT AND TERMINATION

The Plan Administrator has the right to amend or terminate this Plan, in whole or in part, at any time and for any reason; provided, however, any amendment or termination may not adversely affect your rights in the benefits under this Plan (as this Plan is in effect on the day preceding an amendment or termination) if such amendment or termination occurs in the period commencing three months before and ending 24 months after the date of a Change in Control.  Any claim that has been commenced pursuant to the Claims Procedure set forth herein will not be affected by a subsequent amendment of this Plan.

XI.NONALIENATION OF BENEFITS

You do not have the power to transfer, assign, anticipate, mortgage, or otherwise encumber any rights or any amounts payable under this Plan; nor will any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment, or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.  In the event you attempt to assign, transfer, or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer, or disposition will be null and void.

XII.SUCCESSORS AND ASSIGNMENT

The Company will use commercially reasonable efforts to require any successor to expressly assume and agree to perform the obligations of the Employer under this Plan.  As a result, this Plan, and the obligations thereunder, may be assigned without your consent to such successor; provided that, if assumed by a successor, all obligations and liabilities hereunder shall be the sole responsibility of the successor.

XIII.General Information

A.Plan Number:  Not applicable.

B.Company’s Employer Identification Number:  13-2656671

C.Plan Administrator: Compensation Committee

c/o General Counsel

Covia Holdings Corporation

3 Summit Park Drive, Suite 700

Independence, OH 44131

or

Compensation Committee

c/o General Counsel

Covia Holdings Corporation

Legal@CoviaCorp.com

D.Agent for Service of Legal Process: The Company’s General Counsel at the address(es) above.

E.Plan Year:  This Plan’s fiscal records are kept on the basis of the Company’s fiscal year.

APPENDIX A

APPLICABLE SEVERANCE PAY OUTSIDE OF CHANGE IN CONTROL PERIOD

In the event you are involuntarily terminated by the Employer outside of a Change in Control Period without Cause, including a Constructive Termination, and you are otherwise determined by the Employer to be eligible for severance pay in accordance with the terms of this Plan, the severance pay, Benefits Continuation Period and outplacement assistance services will be determined in accordance with the following schedule:

Employee Level	Severance Pay Amount	Benefits Continuation Period	Outplacement Assistance Services	Restriction Period
Vice President	Pay x 0.75	9 months	6 months	39 weeks
Senior Vice President	Pay x 1.0	12 months	9 months	52 weeks
President (if not also the CEO), Senior Executive Vice President, and Executive Vice President	Pay x 1.5	18 months	12 months	78 weeks
Chief Executive Officer	Pay x 2.0	24 months	18 months	104 weeks

APPENDIX B

APPLICABLE SEVERANCE PAY DURING A CHANGE IN CONTROL PERIOD

In the event you are involuntarily terminated by the Employer during a Change in Control Period without Cause, including a Constructive Termination, and you are otherwise determined by the Employer to be eligible for severance pay in accordance with the terms of this Plan, the severance pay, Benefits Continuation Period and outplacement assistance services will be determined in accordance with the following schedule:

Employee Level	Severance Pay Amount	Benefits Continuation Period	Outplacement Assistance Services	Restriction Period
Vice President	Pay x 1.0	9 months	6 months	39 weeks
Senior Vice President	Pay x 1.5	12 months	9 months	52 weeks
President (if not also the CEO), Senior Executive Vice President, and Executive Vice President	Pay x 2.0	18 months	12 months	78 weeks
Chief Executive Officer	Pay x 2.99	24 months	18 months	104 weeks

COVIA EXECUTIVE SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

ACKNOWLEDGEMENT & AGREEMENT

The undersigned employee (“Employee”) of Covia Holdings Corporation or a direct or indirect subsidiary thereof (“Employer”), in consideration for being offered eligibility to participate in the Covia Executive Severance Plan (“Plan”), hereby acknowledges and agrees that:

•	The Employee has received a copy of the Plan;
•	This document constitutes the Acknowledgement & Agreement, as defined in the Plan;
•

The Employee agrees to be bound by the terms of the Plan, including, but not limited to, the restrictive covenants contained therein, which include both non-competition and non-solicitation restrictions;

•

For purposes of the Plan’s non-competition restriction, the Employee and Employer agree that, the term “Competitor” means any entity engaged in the Group Business (as defined in the Plan), including, without limitation, [●●●], and any successor, parent or subsidiary of any of the foregoing;

•	The Employee agrees that the Employee’s entitlement (if any) to any of the types of benefits or payments described in the Plan shall be governed solely by the terms of the Plan; and
•

The Employee agrees that the Plan does not create a contractual guarantee of employment, either implied or expressed, and that the Employee is an at-will employee, which means that either the Employer or the Employee can terminate the Employee’s employment at will, with or without Cause (as defined in the Plan), for any or no reason, at any time, with or without notice.

Agreed and Acknowledged By:

_____________________________________________________

Employee SignatureEmployee Printed Name

__________________________

Date

_____________________________________________________

Employer Officer SignatureEmployer Officer Printed Name

__________________________ ___________________________

DateEmployer Officer Title